Exhibit 99.1

FMC Corporation
1735 Market Street
Philadelphia, PA 19103
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

FMC Media Contact: Jim Fitzwater - 215.299.6633
FMC Investor Relations Contact: Alisha Bellezza - 215.299.6119

FMC Corporation Signs Definitive Agreement to Sell Peroxygens Business to One Equity Partners

PHILADELPHIA, December 13, 2013 - FMC Corporation (NYSE:FMC) has signed a definitive agreement to sell its Peroxygens business to affiliates of One Equity Partners, the private investment arm of J.P. Morgan Chase & Co. The transaction, valued at approximately $200 million, is expected to close in the first quarter of 2014, subject to customary regulatory approvals and closing conditions.
In April, FMC simplified its organizational structure to focus on three core business segments that better reflect the markets where the company participates and leads, and where it expects to grow in the future. FMC Peroxygens, although a successful business, is not a strategic fit with the company’s growth platforms.
“We’re pleased to sell our Peroxygens business to a successful and respected investment firm, One Equity Partners,” said Pierre Brondeau, president, CEO and chairman of FMC. “This transaction will help unlock the growth potential of the Peroxygens business with focused attention and investment, while allowing FMC to direct our resources to core segments in crop protection, health and nutrition technologies, alkali chemicals and lithium.”
Citi was FMC’s financial advisor for this transaction.
Macquarie Capital is serving as Sole Lead Arranger on the financing for the transaction.

-more-

Page 2/ FMC Corporation Signs Definitive Agreement to Sell Peroxygens Business to One Equity Partners

About FMC
FMC Corporation is a diversified chemical company serving agricultural, industrial, environmental, and consumer markets globally for more than a century with innovative solutions, applications and quality products. In 2012, FMC had annual sales of approximately $3.4 billion. The company employs approximately 6,000 people throughout the world, and operates its businesses in three segments: FMC Agricultural Solutions, FMC Health and Nutrition, and FMC Minerals. For more information, visit www.FMC.com.
About One Equity Partners
One Equity Partners is the private investment arm of JPMorgan Chase & Co. and manages approximately $14 billion in commitments and investments solely for the bank. OEP enters into long-term partnerships with companies to create sustainable value through long-term growth driven both organically and inorganically. Founded in 2001, OEP has 39 investment professionals in New York, Chicago, Frankfurt, Vienna, Hong Kong, São Paulo and elsewhere around the globe. Visit www.oneequity.com for more information.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2012 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.
# # #